EXHIBIT 10.4

CK Jeans Apparel – North America Jeans License

April 20, 2012

/DMG - 23 Apr 12

27 July 2012

Calvin Klein Jeanswear Company ("CKJC")

501 7th Avenue

New York, New York 10018

CKJ Holdings, Inc. ("CKJH")

501 7th Avenue

New York, New York 10018

Warnaco Inc. as "Guarantor" ("W")

501 7th Avenue

New York, New York 10018

Re:        Calvin Klein, Inc. ("CKI"), CKJC and CKJH, (W as guarantor) – "Calvin Klein Jeans" jeans and jeans-related apparel license d. 8 August 1994, as amended ("Jeans License")

            CKI and CKJC and CKJH – Central and South America Calvin Klein Jeans Retail Store license d. 26 July 2004, as amended ("C&SA Jeans Store License")

Ladies and Gentlemen:

CKI, CKJC, CKH and W as guarantor are parties to the captioned Jeans License, as amended, covering North America (including U.S., Canada and Mexico), and Central and South America, as described and as provided therein.   CKI and CKJC and CKJH are also parties to the captioned C&SA Jeans Store License currently covering Central and South America, Canada and Mexico, as described and provided therein.

CKI, CKJC, and CKH (and W as guarantor) hereby agree, effective 1 July 2012 (the "Effective Date"), to amend the Jeans License and the C&SA Jeans Store License to add the South America jurisdiction listed on Schedule  A, annexed hereto and made a part hereof to the "Territory", as follows:

1.         The “Territory” as defined under the Jeans License and the C&SA Jeans Store License shall and hereby incorporates the additional jurisdiction listed on Schedule A in South America as indicated thereon.

2.         There will be no separate dollar amounts or increase in the base dollar amount of either the Minimum Guaranteed Fee (§7.1) or the Minimum Advertising Expenditure amount (§6.1) payable under the Jeans License applicable to Net Sales or Gross Sales, as applicable, for the additional jurisdiction in South America listed on Schedule A.  Percentage Fees and earned Minimum Advertising Expenditure amounts based on Net Sales and Gross Sales therein,  shall, respectively, receive credits for the dollar amounts of Minimum Guaranteed Fees or Minimum Advertising Expenditures respectively, paid under the Jeans License,  as applicable.  There will be no separate amount or increased Minimum Net Sales Threshold amount applicable to Net Sales in the additional jurisdiction in South America.  Net Sales will be credited towards Minimum Net Sales Thresholds for South America as provided in the Jeans License, as applicable.

3.          There will be no separate limit on the number of “Calvin Klein Jeans” stores required or permitted to be opened or operated under the C&SA Jeans Store License, with respect to free-standing “Calvin Klein Jeans” stores in the additional jurisdiction in South America, which stores are subject to all of the terms and provisions of and under the C&SA Jeans Store License, as amended (including with respect to the calculation of retail Net Sales under the C&SA Jeans Store License).

4.          This amendment to the Jeans License and the C&SA Jeans Store License shall be considered as having been entered into in the State of New York and shall be construed and interpreted in accordance with the laws of that state applicable to agreements made and to be performed therein.

5.          Except as set forth herein, each of the Jeans License and the C&SA Jeans Store License, remains in full force and effect as set forth therein.  This amendment may not be amended or modified, or terminated except in writing signed by both parties hereto and exchanged between them.

[Signature Page Follows]

The parties have executed this amendment as of the date first written above.

Calvin Klein, Inc.

By:/s/ Tom Murry

Calvin Klein Jeanswear Company

By:/s/ Stanley Silverstein

CKJ Holdings, Inc.

By:/s/ Stanley Silverstein

Warnaco Inc.

By:/s/ Stanley Silverstein

Schedule A

South America:

Falkland Islands